EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in these Registration Statements on Form S-8 (333-234401, 333-234402 and 333-250886), of Provident Bancorp, Inc. of our report dated March 13, 2020, with respect to the consolidated financial statements of Provident Bancorp, Inc., which appears in this Annual Report on Form 10-K.

/s/ Whittlesey PC
Hartford, Connecticut
March 24, 2021